Exhibit 99.1

HotelBusiness.com Publishes Nightfood CEOs Vision of the Future of Hotel Snacking

Tarrytown, NY, December 7, 2021 – Nightfood Holdings, Inc. (OTCQB: NGTF), the better-for-you snack company addressing the $50 billion Americans spend annually on night snacks, announced today that HotelBusiness.com published an article authored by Nightfood CEO Sean Folkson about the opportunity and obligation for hotels to make sleep-friendly snacks available to their guests via their lobby pantry shops.

HotelBusiness.com and Hotel Business magazine provide industry-leading content, insight, and analysis on important and trending topics and issues within the hospitality industry. Top industry decision-makers, including hotel brand executives, hotel ownership groups, property management companies, and purchasing executives, turn to Hotel Business to stay informed of hotel industry developments.

In the article, titled “The Rise of the Hotel Snack Wars”, Folkson outlines the opportunity available to hotels to extend their sleep-supporting efforts out of the guestroom and into the lobby snack shop by providing better, healthier, more sleep-friendly night snacks for guests. Folkson compares the launch of Nightfood’s sleep-friendly ice cream into its first major hotel chain with Westin’s introduction of the Heavenly Bed in 1999.

Westin’s Heavenly Bed launch famously triggered The Hotel Bed Wars, a multi-billion-dollar industry-wide race for hotel brands to deliver optimized sleep experiences for their guests, which played out from 1999 through 2006. During that seven-year upheaval, upgraded hotel beds quickly went from an unexpected surprise to a guest expectation, forcing late adopter brands to upgrade their bedding or be left behind.

“I believe hotel operators can and should expect sleep-friendly snacking to sweep through the industry more rapidly than the seven-year bedding revolution brought on by The Bed Wars,” states Folkson. “Research shows unhealthy night snacking impacts both sleep and productivity. We view the inclusion of sleep-friendly snack options to be an obligation on the part of hotel leaders. As a result, we expect the Nightfood line of snacks to rapidly become hotel industry standard.”

Nightfood ice cream pints are scheduled to launch into national hotel distribution this winter following a successful pilot test completed earlier this year. Additional snack formats are in development, also for potential hotel distribution. This includes the Nightfood ice cream sandwich, which last month won the Real California Milk Excelerator grand prize of $150,000 in marketing support for its hotel launch.

Nightfood, through its partnership with iDEAL Hospitality Management, is in active discussions with executives and decision-makers from multiple additional hotel brands and group purchasing organizations. The team is targeting distribution in 7,500 hotel locations by summer of 2022 on the way to full industry-wide distribution in more than 20,000 hotels across the country.

Nightfood: Pioneering the Night Snacks Category

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms these snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood is pioneering the category of night snacks. Nightfood ice cream, the brand’s first mainstream product, is uniquely formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

Unlike regular ice cream, Nightfood was formulated to contain more tryptophan, vitamin B6, calcium, magnesium, zinc, prebiotic fiber, and casein protein. It also has less sugar, less fat, and a lower glycemic profile. Because of its great taste and unique nutritional profile, Nightfood has been endorsed as the Official Ice Cream of the American Pregnancy Association and is the recommended ice cream for pregnant women.

The brand won the 2019 Product of the Year award in the ice cream category in a Kantar survey of over 40,000 consumers. Nightfood was also named Best New Ice Cream in the 2019 World Dairy Innovation Awards.

Nightfood ice cream is available in divisions of Walmart, Albertsons, and H-E-B, as well as many regional supermarket chains and independent retailers, and select hotel locations.

Questions can be directed to investors@Nightfood.com

Management also encourages Nightfood shareholders to connect with the Company via these methods:

E-mail: By signing up at ir.nightfood.com, investors can receive updates of filings and news releases in their inbox.

Telegram: There is now a live, interactive Telegram group which interested parties can join to reach team members and discuss Nightfood. Ask questions, learn more about the company and discuss future prospects. Join the Telegram Group Here: https://t.me/NightfoodHoldings

Forward Looking Statements:

This current press release contains “forward-looking statements. Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Kevin Farrell
Notably

media@Nightfood.com
215-760-7547

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3

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